AMENDED AND RESTATED
CONSULTING AGREEMENT

    This AMENDED AND RESTATED CONSULTING AGREEMENT (the "Agreement") is made as of February 18, 1998 by and between FARGO ELECTRONICS, INC., a Minnesota corporation (the "Company"), and PRIMERA TECHNOLOGY, INC., a Minnesota corporation ("Primera").

WITNESSETH

    WHEREAS, the Company and Robert P. Cummins ("Mr. Cummins") are parties to that certain Consulting Agreement dated as of February 18, 1998 (the "Consulting Agreement");

    WHEREAS, Mr. Cummins founded the Company, formerly served the Company as an executive officer and director and has extensive knowledge of and experience in the business conducted by the Company and the Company's industry generally;

    WHEREAS, Mr. Cummins is currently the President of Primera;

    WHEREAS, the Company and Mr. Cummins desire to amend the Consulting Agreement to remove Mr. Cummins as a party and to substitute Primera as a party to the Consulting Agreement; and

    WHEREAS, the Company believes that Mr. Cummins' knowledge of and experience in the business of the Company and the industry generally will enable Primera to provide valuable consulting and advisory services upon the terms and conditions hereinafter stated, and Primera is willing to render such services by making Mr. Cummins available therefor in exchange for a consulting fee as set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

    1.  Amendment and Restatement.  The Company, Mr. Cummins and Primera hereby amend and restate the Consulting Agreement in its entirety as follows.

    2.  Consultation and Advice.  The Company hereby engages Primera and Primera hereby agrees to make Mr. Cummins reasonably available to render, and to render to the best of his ability at the reasonable request of the Company, consulting services for the Company and its affiliates upon the terms and conditions hereinafter set forth. The parties hereto intend that Mr. Cummins will at all times be an employee of Primera and not the Company, and nothing stated or implied herein shall be construed to make Mr. Cummins an employee of the Company or any affiliated entity of the Company. While Primera shall control the detail, manner and method of performing the services to be rendered, it is understood that all services performed under this Agreement shall be subject to inspection by and approval of the Company.

    3.  Duties.  Primera's duties hereunder shall consist of consulting and advisory services to the Company and its affiliates to be performed from time-to-time relating to research and development capabilities, design reviews, product strategy, product planning and strategic development and such other matters relating to the Company's business as the parties may mutually determine.

    4.  Compensation.  In consideration for the promises and covenants of Primera contained in this Agreement, the Company agrees to pay to Primera the following sums:

      4.1  Annual Compensation.  For each year during the term of this Agreement, Primera shall be paid the annual sum of $317,000, such sum to be payable in monthly installments of $26,416.67 due on the first day of each calendar month beginning on or after the date of this Agreement. In the event of Mr. Cummins' death during the term of this Agreement, the Company shall pay to Primera the remainder of the consideration due to Primera pursuant to this Section 4.1 as if this Agreement had terminated on the third anniversary hereof, in accordance with the schedule of payments set forth above. If this Agreement is terminated upon the closing of the Company's first firm commitment underwritten public offering of its common stock pursuant to Section 5 hereof, the Company shall be obligated to pay Primera 50% of the remainder of the consideration payable under this Section 4.1, as if this Agreement had terminated on the third anniversary hereof.

      4.2  Reimbursement of Expenses.  Primera shall not be required to incur any out-of-pocket expenses in connection with the provision of services hereunder unless arrangements satisfactory to Primera are made for the reimbursement of such expenses.

    5.  Term and Termination.  The term of this Agreement shall commence on the date hereof and shall remain in effect until the earliest of: (i) the third anniversary hereof or (ii) in the sole discretion of the Company, the closing of the Company's (or any of its successor's) first firm commitment underwritten public offering of its common stock. If this Agreement is terminated prior to the third anniversary of the date hereof pursuant to the provisions of clause (ii) of the forgoing sentence, or if Mr. Cummins dies prior to the third anniversary of the date hereof, the Company shall have no further obligations under this Agreement upon making the applicable payments described in Section 4.1.

    Upon termination or expiration of this Agreement, Primera shall, and shall cause Mr. Cummins to, promptly turn over to the Company all files, reports, analyses, charts, documents, or other records or materials of any kind concerning or pertaining to or owned by the Company or any of its affiliates, and turn over to the Company all work performed by Primera hereunder, completed or not completed, in orderly and functional form.

    6.  Funding.  Nothing contained herein and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, a fiduciary relationship between the Company and Primera, Mr. Cummins or any other person, or a security interest of any kind in any property of the Company in favor of Primera, Mr. Cummins or any other person. None of Primera, Mr. Cummins or any other person shall have the right, by action for specific performance or otherwise, to compel the Company to set aside or actually invest any funds in satisfaction of its obligations hereunder. The sole right of Primera shall be to receive payments at the times and in the amounts set forth herein.

    7.  Documents, records, etc.  All documents, records, apparatus, equipment and other physical property, whether or not pertaining to confidential or proprietary information, which are furnished to Primera or Mr. Cummins by the Company or are produced by Primera or Mr. Cummins in connection with its engagement hereunder will be and remain the sole property of the Company. Primera and Mr. Cummins hereby agree to return to the Company all such materials and property as and when requested by the Company.

    8.  Company-Related Information.  Primera and Mr. Cummins hereby agree that it or he, as applicable, shall have no claim for royalties or any other payments (other than payments under Section 4), in respect of any information, ideas, know-how materials or inventions of any kind or nature, whether or not confidential or proprietary, conceived or developed by Primera or Mr. Cummins during the term this Agreement and while providing services to the Company hereunder ("Company-Related Information"). Primera and Mr. Cummins hereby grant to the Company the right to use such Company-Related Information in the conduct of its business, subject to the terms of that certain Non-competition Agreement (the "Non-competition Agreement") dated as of February 18, 1998 by and between Mr. Cummins, Primera and the Company. Subject to the terms of the Non-competition Agreement, Primera and Mr. Cummins shall have the right to use any and all Company-Related Information in the conduct of its business.

    9.  Alienability: Binding Effect.  Primera shall not have any power or right to transfer, assign, anticipate, hypothecate, commute, modify or otherwise encumber in advance any rights to payments hereunder, nor shall any of said rights be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Primera or any beneficiary, or be transferable by operation of law in the event of bankruptcy or insolvency or for any other reason. This Agreement shall be binding upon, and shall inure to the benefit of, the respective heirs, executors, successors and permitted assigns of the parties hereto.

    10.  Miscellaneous.

      10.1  No Waiver.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

      10.2  Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between them or any of them as to such subject matter.

      10.3  Law Governing.  This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York.

      10.4  Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      10.5  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, all of which together shall constitute but one and the same instrument.

      10.6  Amendments. Etc.  This Agreement and its provisions may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom such amendment, waiver, discharge or termination is sought.

      10.7  Notices.  Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company, 7901 Flying Cloud Drive, Eden Prairie, MN 55344, or at any other address designated by the Company, to Primera in writing; if to Primera, 7901 Flying Cloud Drive, Eden Prairie, MN 55344, or at any other address designated by Primera to the Company in writing.

      10.8  Assignment.  Neither party may assign its rights or obligations under this Agreement without the consent thereto of the other party. Notwithstanding the foregoing, the Company may assign all, but not less than all, of its rights and obligations hereunder to any affiliate of the Company or any successor to the Company or in connection with a reorganization of the Company; provided that immediately after such transaction a majority of the outstanding voting power of the Company, such affiliate or such successor is held directly or indirectly, by the holders of the outstanding voting power of the Company immediately prior to such transaction.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

FARGO ELECTRONICS, INC.
By:	/s/ GARY HOLLAND Gary Holland President
PRIMERA TECHNOLOGY, INC.
By:	/s/ ROBERT P. CUMMINS Robert P. Cummins President
/s/ ROBERT P. CUMMINS Robert P. Cummins

ACKNOWLEDGMENT

    I, ROBERT P. CUMMINS, hereby confirm, acknowledge and agree to all the terms and provisions of the foregoing Amended and Restated Consulting Agreement by and between Fargo Electronics, Inc. and Primera Technology, Inc.

Dated: as of February 18, 1998

/s/ ROBERT P. CUMMINS Robert P. Cummins